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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           Filed by the Registrant / /

                 Filed by a Party other than the Registrant /x/


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/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/x/  Definitive Additional Materials
/ /  Soliciting Material Under Rule 14a-12


                                 USG Corporation
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            Hakatak Enterpises, Inc.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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                            HAKATAK ENTERPRISES, INC.

Dear Fellow USG Shareholders:

The enclosed proxy material describes our campaign to elect three truly independent nominees to the USG Board and to rescind the Company's "poison pill." Management's April 25th letter misses the boat on important issues relating to corporate governance and shareholder value creation. It is enormously important for you to consider the following issues more fully addressed in our proxy materials.

         Do you want to elect directors who are extremely interested in the financial success of shareholders and who own over 1.1 million USG shares OR do you want to vote for the three incumbent directors we are opposing who collectively own about 9,100 USG shares?

         Do you want to elect directors who feel that we are faced with a special opportunity to reward shareholders with the outstanding cash flow generated from the business OR do you want incumbents who may continue to support excessive capital expenditures?

         Do you want truly independent and strong `shareholder advocate' board members OR do you want two out of three incumbents who have been on the board since the late 1980s and, who although technically "independent," are in all practical purposes "part of the club?"

         Do you want directors whose interest is to directly align management compensation with the interest of shareholders OR incumbents who generously reward management with restricted stock when shareholders faced a market capitalization drop of over $900 million, or 30%, from January 1999 to January 2000?

         Do you want independent directors who are philosophically opposed to "poison pills" and believe that the way to remain independent is via superior performance in building shareholder wealth OR incumbents who are paternalistic and believe that "Shareholders Rights Plans" truly protect shareholders who are not sufficiently sophisticated to protect themselves?

         Do you want directors who will aggressively seek to enhance shareholder value by engaging an independent investment banking firm, and if necessary other experts, OR incumbents who believe that the market will sooner or LATER recognize the value of the USG stock and believe the present course of action is satisfactory?

We need board members who are fully committed to the financial success of shareholders. You now face an important vote regarding your USG investment. We urgently need you to support our slate and vote to remove the "poison pill" by signing the GREEN proxy card and returning it today.

April 26, 2000                                                Tom Hacker

                 REMEMBER: ONLY YOUR LATEST DATED PROXY COUNTS!